CELL MEDX CORP. OTCQB: CMXC
FOR IMMEDIATE RELEASE FEBRUARY 24th, 2017

Cell MedX Corp. Engages Think Ink Marketing

Carson City, Nevada, February 24, 2017, Cell MedX Corp. (OTCQB: CMXC), Cell MedX Corp. (“Cell MedX” or the “Company”), an early development stage bio-tech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, announced today that, it has retained Think Ink Marketing Data & Email Services, Inc. (“Think Ink”) to develop an investor outreach program. The Company agreed to pay Think Ink a one-time fee of $75,000 for the first month of their services.

Think Ink Marketing Data & Email Services, Inc. is a California-based marketing firm established in 2013 that provides its customers with a complete range of marketing services that span both digital and direct mail venues. With its digital services ranging from data appending, email marketing and pay-per-click online banner and native ads, the company helps its clients to reach a large network of potential investors.

About Cell MedX Corp.

Cell MedX Corp. is an early development stage bio-tech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to, diabetes, Parkinson’s disease, high blood pressure. For more information about the Company and its technology please visit our website at: www.cellmedx.com, for the Company's newsletter, please go to www.cellmedx.com/media/newsletters/

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty
Chief Executive Officer and President.

Forward Looking Statements
The information included in this press release has not been reviewed by the FDA, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company’s eBalance technology is still in development.  Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:
Cell MedX Corp.
For further information visit: www.cellmedx.com.
Or phone: 1-844-238-2692